Exhibit 99.1

PFSweb Contact:
Mike Willoughby	Todd Fromer / Garth Russell
Chief Executive Officer	Investor Relations
or Thomas J. Madden	KCSA Strategic Communications
Chief Financial Officer	(212) 896-1215 / (212) 896-1250
(972) 881-2900	tfromer@kcsa.com / grussell@kcsa.com

PFSweb Announces Strategic Relationship with transcosmos

and Receives $14.7 Million Equity Investment

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PFSweb and transcosmos to offer extensive global footprint to support Omni-Channel

Commerce solutions

ALLEN, Texas, May 15, 2013 – PFSweb, Inc. (Nasdaq: PFSW), an international provider of end-to-end eCommerce solutions, today announced that it has entered into a strategic relationship with transcosmos inc. (TSE: 9715) (“TCI”), including signing a definitive agreement for an equity investment. TCI is a leading outsourcing provider of call center, business process and digital marketing services based in Tokyo, Japan with operations primarily in Japan, South Korea and China.

“Executing on this opportunity with TCI will differentiate PFSweb as a truly global end-to-end multi-channel eCommerce service provider,” said Mike Willoughby, CEO of PFSweb. “Through this relationship, PFSweb will be able to leverage its iCommerce omni-channel commerce solution to immediately seek to enable selected current TCI clients to launch their brands in North America and Europe. We will also look to combine our iCommerce solution with TCI’s Asian market capabilities, including best-of-breed strategy and analytics, interactive marketing services, eCommerce web site development and customer care services to enable current and prospective PFSweb clients to efficiently and effectively move into these valuable Asian markets.”

As part of the agreement, TCI will acquire 3,214,369 shares of PFSweb common stock, equivalent to 19.99% of shares outstanding post transaction, at a price of $4.57 per share, representing a 7.5% premium to the Company’s closing price on May 14, 2013. In addition, a TCI representative will join PFSweb’s Board of Directors. Pursuant to the terms of the transaction, TCI is permitted to acquire up to an additional 5% of the Company’s outstanding Common Stock, is subject to a two year lock-up and a customary standstill. The Company and TCI also entered into a customary registration rights agreement.

“We believe that by making an equity investment in PFSweb, TCI has demonstrated its commitment to making this alliance a success. This is important for us as we look to expand our clients’ eCommerce solutions into Asia, as well as the expansive portfolio of TCI clients seeking to utilize PFSweb’s solutions to expand their eCommerce solutions into the U.S. and Europe,” continued Mr. Willoughby.

Key strategic benefits of the TCI relationship include:

•	TCI’s Asian-based Clients: PFSweb seeks to develop new client opportunities from TCI’s clients seeking to expand their eCommerce programs into North America and Europe.

•	Global Expansion: The ability to provide existing PFSweb clients with services in Japan, China and South Korea, and potential engagements with brands in Brazil, India and Russia where PFSweb currently does not have a presence.

•	Financial Flexibility: PFSweb will use the cash proceeds to accelerate its growth initiatives, including domestic and global expansion and potential investments and acquisitions.

•	Expanded eCommerce Services Bandwidth: PFSweb will be able to draw upon TCI’s pool of 800+ web developers to augment PFSweb’s global Demandware practice as well as TCI’s 2,500+ digital marketing specialists in Asia.

•	Expanded Call Centers Capabilities: PFSweb will have the opportunity to utilize TCI’s global footprint of world-class call centers to complement its existing call center capabilities, and expand the capability to 10 different languages, including Japanese, Chinese, Korean, English, French, German, Italian, Spanish, Portuguese and Dutch.

First Quarter 2013 Conference Call

Management will provide additional details on the transaction during its first quarter 2013 earnings conference call, which is scheduled for 11:00 am Eastern Time (10:00 am Central Time) on Wednesday, May 15, 2013.

To listen to the call, please dial (888) 562-3356 and enter pin number 69039308 at least five minutes before the scheduled start time. Investors can also access the call in a “listen only” mode via the Internet at the Company’s website, www.pfsweb.com or www.kcsa.com. Please allow extra time prior to the call to visit the site and download any necessary audio software.

A digital replay of the conference call will be available through June 14, 2013 at (855) 859-2056, pin number 69039308. The replay also will be available at the Company’s website for a limited time.

About transcosmos Inc. (TSE: 9715) (“TCI”)

transcosmos launched operations in 1966. Since then it has combined superior “human resources” with the most up-to-date “technological” capabilities to enhance the competitive strength of its corporate clients by providing them with high value added and superior services. It provides overall IT outsourcing services such as Call Center Services, Business Process Outsourcing Services, and Digital Marketing Services either as standalone solution or as combined services to its corporate clients to optimize their marketing efficiencies, to expand sales and gain new customers in EC business, and to reduce clients operational cost. Further, these services have been expanded beyond Japan, globally, centered in Asia. transcosmos aims to be the “Global IT Partner” of its corporate clients to provide them with high quality outsourcing services on a global scale.

About PFSweb, Inc.

PFSweb is engaged by iconic brands to enable and manage customized eCommerce and omni-channel commerce initiatives. PFSweb’s iCommerce Hub(SM) technology ecosystem offers retailers a multi-channel order management system that allows partner/client data integration and international payment processing. PFSweb’s iCommerce Professional Service(SM) provides interactive marketing services, eCommerce web site development and support services, IT development services, content management, customer intelligence and relationship and account management services. PFSweb’s iCommerce Centers of Excellence(SM) provides global fulfillment and logistics, high-touch customer care, client financial services and technology hosting.

Together, PFSweb’s iCommerce Solutions allows for international reach and expertise in both direct-to-consumer and business-to-business initiatives. PFSweb supports organizations across multiple industries including Procter & Gamble, L’Oreal, LEGO, Columbia Sportswear, Sorel, Carter’s, AAFES, Riverbed, Ricoh, Hawker Beechcraft Corp, Roots Canada Ltd., Diageo, BCBGMAXAZRIA, BCBGENERATION and HERVÉ LÉGER BY MAX AZRIA. PFSweb is headquartered in Allen, TX with additional locations in Tennessee, Mississippi, Canada, Belgium, and the Philippines.

To find out more about PFSweb (NASDAQ: PFSW), visit the company’s website at http://www.PFSweb.com.

The matters discussed herein consist of forward-looking information under the Private Securities Litigation Reform Act of 1995 and is subject to and involves risks and uncertainties, which could cause actual results to differ materially from the forward-looking information. PFSweb’s Annual Report on Form 10-K for the year ended December 31, 2012 identifies certain factors that could cause actual results to differ materially from those projected in any forward looking statements made and investors are advised to review the Annual and Quarterly Reports and the Risk Factors described therein. PFSweb undertakes no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future. There may be additional risks that we do not currently view as material or that are not presently known.

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